EXHIBIT 10.18

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the Effective Date (as defined below), among TMS International Corp., a Delaware corporation (“TMS International”), Tube City IMS Corporation, a Delaware corporation (“Company”) and Leon Z. Heller (“Executive”). Any capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in Section 3A hereof.

WHEREAS, Executive is currently employed as the Assistant Secretary of the Company and the Senior Vice President and General Counsel, Mill Services Group, and Assistant Secretary of Tube City IMS, LLC, pursuant to the terms of a Letter Agreement, dated December 20, 2007, by and among Executive, the Company and Tube City IMS, LLC, as amended by a First Amendment made as of November 1, 2008 and a Second Amendment made as of February 27, 2009 (the “Current Agreement”);

WHEREAS, the Board of Directors of the Company desires to appoint Executive to the office of Executive Vice President, General Counsel and Secretary of the Company effective as of January 1, 2013 (the “Effective Date”), on the terms and subject to the conditions set forth herein, and Executive has agreed to such appointment; and

WHEREAS, the Company and Executive desire to enter into this Employment Agreement, which shall supersede the Current Agreement, with effect from the Effective Date.

NOW THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

Section 1. Terms and Conditions of Employment Between the Company and Executive.

1A. Employment, Duties.

(a) The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 1C hereof (the “Employment Period”).

(b) During the Employment Period, Executive shall report to the Chief Executive Officer of the Company, and shall serve as the Executive Vice President, General Counsel and Secretary of each of the Company and TMS International or in such other senior managerial capacities of the Company or any of its subsidiaries, as requested by the Chief Executive Officer or the Board.

(c) During the Employment Period, Executive shall devote his full business time and attention to the business and affairs of the Company and its subsidiaries. So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, accept other employment, or perform other services for compensation.

(d) The Company and the Executive agree that Executive’s primary office shall be at the Company’s place of business in Horsham, Pennsylvania, subject to reasonable travel requirements.

1B. Base Salary and Benefits.

(a) During the Employment Period, the Company shall pay Executive an annual base salary of Two Hundred Seventy-Five Thousand Dollars $275,000 (the “Base Salary”). As used herein, references to “Base Salary” shall include all subsequent increases in annual base salary during the Employment Period. The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices (as in effect from time to time).

(b) In addition to the Base Salary, during the Employment Period, Executive will be eligible to earn an annual bonus under the Tube City IMS, LLC Corporate Incentive Compensation Plan as amended from time to time (the “Bonus Plan”). Bonus compensation earned and payable pursuant to this Section 1B(b), if any, shall be paid in accordance with the Bonus Plan in the calendar year following the fiscal year for which the bonus is earned, and in no event shall such payment be made later than December 31 of such following calendar year.

(c) During the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit programs for which senior executives of the Company and its subsidiaries are generally eligible.

(d) During the Employment Period, the Company shall (without duplication of any employee benefits provided to Executive pursuant to other provisions of this Agreement) reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(e) All amounts payable or otherwise provided to Executive pursuant to this Agreement shall be subject to all applicable withholding and deduction obligations.

1C. Employment Period.

(a) The Employment Period shall begin on the Effective Date and continue until terminated in accordance with the following: (i) the Employment Period shall terminate immediately upon the death or Disability of Executive, (ii) the Employment Period may be terminated by the Company at any time with or without Cause, and (iii) the Employment Period may be terminated by Executive at any time (the date of termination of the Employment Period, the “Termination Date”).

(b) If the Employment Period is terminated (i) by the Company without Cause, or (ii) by the Executive for Good Reason, Executive shall be entitled to receive the Base Salary through the date of termination plus a “Severance Payment” equal to the sum of

(x) one (1) times the Base Salary and (y) one (1) times Executive’s annual car allowance. The Severance Payment shall be payable in equal semi-monthly installments over a period of one (1) year. In addition, (i) the Company shall provide Executive with executive-level outplacement services from an outplacement company selected by the Company, provided that the Company shall not be required to spend more than Fifteen Thousand Dollars ($15,000) for such services, (ii) for one (1) year following the Termination Date, Executive shall, to the extent permitted by the non-discrimination requirements of the Patient Protection and Affordable Care Act, without subjecting the Company to an excise tax under the Internal Revenue Code (“Code”) and to the extent permitted by the Company’s health insurance carrier (if applicable), be entitled to continued health and dental coverage on the same basis that such coverage was provided to Executive prior to the termination of the Employment Period, provided that coverage shall end earlier if and when Executive becomes entitled to comparable coverage under another employer’s health and dental plans (and, if applicable, shall be secondary to Medicare to the extent permitted by law) and that Executive acknowledges and agrees that he will be solely responsible for all taxes imposed upon him under the Code by reason of receiving such coverage, (iii) Executive shall be eligible to receive a bonus for the fiscal year which includes the Termination Date in an amount equal to the product of (x) his percentage of the then most-recent applicable annual bonus pool under the Bonus Plan (the “Base Percentage”) and (y) the applicable bonus pool under the Bonus Plan for the fiscal year which includes the Termination Date, and (iv) if Executive has not received payment of any annual bonus payable pursuant to Section 1B(b) for the fiscal year preceding the year which includes the Termination Date, Executive shall receive a bonus for such fiscal year in an amount equal to the product of (x) the Base Percentage and (y) the applicable bonus pool under the Bonus Plan for such fiscal year. As a condition to the Company’s obligations to make the payments to Executive pursuant to this Section 1C(b), Executive must (a) continue to comply with the restrictive covenants contained in Section 2, and (b) execute and deliver a general release agreement in form and substance satisfactory to the Company. Executive must sign and tender the release as described in the immediately preceding sentence not later than sixty (60) days following Executive’s last day of employment, or such earlier date as required by the Company, and if Executive fails or refuses to do so, Executive shall forfeit the right to the Severance Payment as would otherwise be due and payable. If the Severance Payment is otherwise subject to Section 409A of the Code (“Section 409A”) and except as otherwise required by Section 1D, the first installment shall be made on the first pay period following the date that is sixty (60) days after Executive’s employment terminates and shall otherwise be made on the first pay period after the release becomes effective (with the initial salary continuation payment to include any unpaid salary continuation payments from the date Executive’s employment terminated), subject to Executive’s executing and tendering the release on the terms as set forth in the immediately preceding sentence. The bonuses, if any, payable pursuant to this Section 1C(b) shall be paid when they otherwise would have been paid absent termination of the Employment Period.

(c) If the Employment Period is terminated for any reason other than (i) by the Company without Cause or (ii) by the Executive for Good Reason, Executive shall be entitled to receive only the Base Salary through the date of termination.

(d) Except as otherwise provided herein, all of Executive’s rights to compensation and benefits (including bonus compensation) which accrue or become payable after the termination of the Employment Period shall cease upon such termination, other than reimbursement pursuant to Section 1B(d). Notwithstanding the foregoing, Executive’s continued rights with respect to outstanding awards under the Company’s equity compensation plans shall be determined in accordance with the terms of such plans and any related agreements, and Executive’s continued rights under the terms of any compensation or benefit plans (including the Company’s vacation policy, tax-qualified and nonqualified plans, bonus plan and welfare plans) shall be determined under the terms of such plans. The Company may offset any amounts due and payable by Executive to the Company or its subsidiaries against any amounts the Company owes Executive hereunder.

1D. Section 409A.

(a) The Company and Executive intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A, or be provided in a manner that complies with Section 409A, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section 1D. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A. Notwithstanding anything contained herein to the contrary, all payments and benefits under Section 1 shall be paid or provided only at the time of a termination of Executive’s employment that constitutes a “separation from service” from the Company within the meaning of Section 409A and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). Further, if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A as determined by the Company in accordance with Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to Executive) until the date that is at least six (6) months following Executive’s termination of employment with the Company. Thereafter, payments will commence and continue in accordance with this Agreement until paid in full.

(b) Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be promptly made to Executive following such submission, but in no event later than December 31 of the calendar year following the calendar year in which the expense was incurred. In no event shall Executive be entitled to any reimbursement payments after December 31 of the calendar year following the calendar year in which the expense was incurred. This Section 1D(b) shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

Section 2. Restrictive Covenants.

2A. Confidential Information. Executive acknowledges that the information, observations and data obtained by him while providing services to the Company and its subsidiaries concerning the business or affairs of the Company, any of its subsidiaries (“Confidential Information”) are the property of the Company or such subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for their own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters are or become generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company, any of its subsidiaries which he may then possess or have under his control.

2B. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while providing services the Company, its subsidiaries (“Work Product”) belong to the Company or such subsidiary. Executive shall promptly disclose such Work Product to the Board and perform all actions requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments).

2C. Non-Compete; Non-Solicitation.

(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with the Company he has and shall become familiar with the Company’s and its subsidiaries’ trade secrets and with other Confidential Information and that his services shall be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore, Executive has agreed that during the Employment Period and continuing for twelve (12) months after termination of the Employment Period (the “Noncompete Period”), to not directly or indirectly own any interest in, manage, control, participate in, consult with, advise, render services for, or in any manner engage in the business of owning, operating, managing, any business that is competitive with the business which the Company or its subsidiaries conducts at the time the Employment Period is terminated. Nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) During the Employment Period and continuing for twenty-four (24) months after termination of the Employment Period (the “Nonsolicitation Period”), Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or such subsidiary, (ii) hire any person who was an employee of the Company or any of its subsidiaries at any time during the twelve- (12) month period preceding such hiring; or (iii) induce or attempt to induce any material customer, supplier, licensee, licensor or other business relation of the Company, its subsidiaries to cease doing business with the Company or such subsidiary, other than in connection with ordinary course post-termination competitive activities undertaken as permitted in Section 2C(a).

2D. Enforcement. If, at the time of enforcement of Sections 2A, 2B or 2C of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive’s services are unique and because he has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement by Executive. Therefore, in the event a breach or threatened breach of this Agreement by Executive, the Company or its subsidiaries or their respective successors or assigns may, in addition to other rights and remedies existing in their favor apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof. In addition, in the event of a violation by Executive of Section 2C, the Noncompete Period and the Nonsolicitation Period shall be tolled, as applicable, until such breach or violation has been duly cured. Executive agrees that the restrictions contained in Section 2C are reasonable.

2E. Certain Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by him does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which he is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity that results in any conflict with this Agreement, (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms, and (iv) Executive does not own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business other than the business of the Company and its subsidiaries, except for owning interests in companies whose stock is publicly traded on an exchange or interests in an investment fund or similar vehicle with respect to which Executive has no direct or indirect authority or influence over the investments thereof. Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein. In no event shall Executive be entitled to any payments, damages or other recoveries on the termination of the Employment Period, other than as set forth in Section 1C of this Agreement.

2F. Survival. This Section 2 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

2G. Termination of Existing Employment Agreements. Subject to Section 3D(a), this Agreement embodies the complete agreement and understanding among the parties relating to the terms of Executive’s employment with the Company and/or any of its subsidiaries and affiliates and supersedes and preempts any prior understandings, agreements or representations by or among the parties and any direct or indirect subsidiary or affiliate of the Company, or any of their direct or indirect subsidiaries or affiliates (or any predecessor thereof), written or oral, which may have related to the subject matter of this Agreement in any way, including, without limitation, the Current Agreement.

Section 3. Certain Definitions; Miscellaneous.

3A. Certain Definitions.

“Board” means the Board of Directors of the Company.

“Cause” means any of the following by Executive: (i) Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude, dishonesty, fraud, theft or embezzlement, (ii) conduct that brings or is reasonably likely to bring the Company or any of its subsidiaries or affiliates into public disgrace or disrepute and that is injurious to the Company’s or any subsidiary’s or affiliate’s business in any material way, (iii) failure to perform duties as reasonably directed by the Company (which, if curable, is not cured within thirty (30) days after notice thereof to Executive by the Company), (iv) gross negligence, willful malfeasance or material act of disloyalty with respect to the Company or its subsidiaries or affiliates (which, if curable, is not cured within thirty (30) days after notice thereof to Executive by the Company), or (v) any material breach of this Agreement (which, if curable, is not cured within thirty (30) days after notice thereof to Executive by the Board).

“Disability” means any physical or mental incapacitation which results in Executive’s inability to perform his duties and responsibilities hereunder, as determined by the Board in its good faith judgment, for a consecutive period of ninety (90) days or for a period of one hundred and twenty (120) days in any three hundred and sixty (360) day period.

“Good Reason” means (i) a material default by the Company in the performance of its obligations under this Agreement which is not cured within thirty (30) days after receipt of written notice from Executive describing the default in reasonable detail; (ii) relocation of Executive without his consent from his place of employment described in Section 1A(d) to a location that increases his one-way commute by more than thirty-five (35) miles, (iii) a material diminution in Executive’s duties or other material adverse change in his employment relationship unilaterally imposed by the Company (or its successor) within eighteen (18) months following a Sale of the Company (as defined in the TMS International Corp. Restricted Stock Plan), after at least thirty (30) days written notification provided by the Executive; or (iv) failure by the Company to secure in writing the agreement of any successor entity to the Company to assume the Agreement, including a successor to all or substantially all of the assets of the Company.

3B. Notices. All notices, consents and other communications required or permitted to be given under or by reason of this Agreement shall be in writing, shall be delivered personally or by e-mail or telecopy as described below or by reputable overnight courier, and shall be deemed given on the date on which such delivery is made, provided, that any such delivery made on a day that is not a business day, or that is made after 5:00 p.m. on a business day, shall be deemed to be given on the following business day. If delivered by e-mail or telecopy, such notices or communications shall be confirmed by a registered or certified letter (return receipt requested), postage prepaid. Any such delivery shall be addressed to the intended recipient at the following addresses (or at such other address for a party as shall be specified by such party by like notice to the other parties):

3C.    Notices to Executive:

Leon Z. Heller

Notices to the Company:

Tube City IMS Corporation

c/o Onex Investment Corp.

712 Fifth Avenue

New York, New York 10019

Attention: Timothy A.R. Duncanson

Fax No.: (212) 582-0909

With copies to:

TMS International Corp.

12 Monongahela Avenue

Glassport, Pennsylvania 15045

Attention: Chief Executive Officer

and:

Kaye Scholer LLP

425 Park Avenue

New York, New York 10022

Attention: Joel I. Greenberg

Derek M. Stoldt

Fax No.: (212) 835-8211

3D.    General Provisions.

(a) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b) Counterparts. This Agreement may be executed in separate counterparts (including by means of telecopied signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(c) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable without the prior written consent of the Company.

(d) Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(e) Amendment and Waiver. The provisions of this Agreement may be amended and waived only in a writing signed by the Company (with the prior written approval of the Board), Executive, and TMS International.

(f) No Strict Construction. Notwithstanding that this Agreement has been drafted or prepared by one of the parties hereto, each of the parties hereto confirm that each party and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement of the parties. The language used in this Agreement shall be deemed to be the language chosen by the parties, and no rule of strict construction shall be applied against any party.

*        *        *         *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date first written above.

TUBE CITY IMS CORPORATION

By:	/s/ Daniel E. Rosati

Its:	Executive Vice President

/s/ Leon Z. Heller
LEON Z. HELLER

SIGNATURE PAGE TO HELLER EMPLOYMENT AGREEMENT

TMS INTERNATIONAL CORP.

By:	/s/ Daniel E. Rosati

Its:	Executive Vice President

SIGNATURE PAGE TO HELLER EMPLOYMENT AGREEMENT